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                                                                   EXHIBIT 10(w)

                              BOB EVANS FARMS, INC.

                           2002 INCENTIVE GROWTH PLAN

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                              BOB EVANS FARMS, INC.

                           2002 INCENTIVE GROWTH PLAN

                                  SECTION 1.00

                                     PURPOSE

This Plan is intended to foster and promote the Company's long-term financial success and to increase stockholder value by [1] providing Participants an opportunity to earn incentive compensation if specified objectives are met and [2] enabling the Company to attract and retain the services of outstanding persons upon whose judgment, interest and dedication the successful conduct of the Company's business is largely dependent.

                                  SECTION 2.00

                                   DEFINITIONS

When used in this Plan, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document. When applying these definitions, the form of any term or word will include any of its other forms.

ACT. The Securities Exchange Act of 1934, as amended.

BOARD. The Company's Board of Directors.

CAUSE.

         [1]      With respect to a Participant who is a party to a Change in
         Control Agreement, "Cause" as defined in (and subject to the terms of) that Participant's Change in Control Agreement; or

         [2]      With respect to all Participants, a Participant's [a] willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness), [b] willful engagement in gross misconduct materially and demonstrably injurious to the Company or any Related Entity or [c] breach of any material agreement between the Participant and the Company or any Related Entity. However, [d] Cause will not arise [i] solely because the Participant is absent from active employment during periods of vacation, consistent with the Company's applicable vacation policy, or other period of absence initiated by the Participant and approved by the Employer or [ii] due to any event that constitutes Good Reason.

CODE. The Internal Revenue Code of 1986, as amended.

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CHANGE IN CONTROL.

         [1]      With respect to a Participant who is a party to a Change in
         Control Agreement, a "change in control" as defined in (and subject to the terms of) that Participant's Change in Control Agreement; or

         [2]      With respect to all Participants, approval by the Company's stockholders of a definitive agreement [a] to merge or consolidate the Company with or into another corporation in which the Company is not the continuing or surviving corporation or pursuant to which any Common Shares would be converted into cash, securities or other property of another corporation, other than a merger of the Company in which holders of Common Shares immediately before the merger have the same proportionate ownership of shares of the surviving corporation immediately after the merger as immediately before or [b] within a 12-consecutive calendar month period, to sell or otherwise dispose of 50 percent or more of the book value of the combined assets of the Company and all Subsidiaries.

         [3]      For purposes of this definition, "book value" will be
         established on the basis of the latest consolidated financial statement the Company filed with the Securities and Exchange Commission before the date any 12-consecutive calendar month measurement period began.

CHANGE IN CONTROL AGREEMENT. Any individual agreement between the Company and a Participant describing the effect of a Change in Control on that Participant.

COMMITTEE. The Board's Compensation Committee.

COMMON SHARES. The Company's shares of common stock or any security issued in substitution, exchange or in place of the Company's common stock.

COMPANY. Bob Evans Farms, Inc., a Delaware corporation, and any successor to it.

DISABILITY.

         [1]      With respect to a Participant who is a party to a Change in
         Control Agreement, a "disability" as defined in (and subject to the terms of) the Participant's Change in Control Agreement, if any; or

         [2]      With respect all Participants, a Participant's inability due to illness accident or otherwise to perform his duties for the period of time during which benefits are payable to the Participant under the Company's Short-Term Disability Plan, as determined by an independent physician selected by the Committee and reasonably acceptable to the Participant (or to his or her legal representative), provided that the Participant does not return to work on a substantially full-time basis within 30 days after the Company notifies the Participant that his employment is being terminated because of his or her Disability.

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GOOD REASON.

         [1]      With respect to a Participant who is a party to a Change in
         Control Agreement, "Good Reason" as defined in (and subject to the terms of) the Participant's Change in Control Agreement; or

         [2]      With respect to all Participants, any of the following to
         which the Participant has not consented in writing and which has not been cured by the Company (or accepted by the Participant) within 30 days after the Participant notifies the Company, in writing, that he or she believes Good Reason has arisen:

                  [a]      Any material breach of this Plan of any nature
                  whatsoever by or in behalf of the Company or any Related
                  Entity;

                  [b]      A reduction in the Participant's title, duties,
                  responsibilities or status, as compared to either [i] the Participant's title, duties, responsibilities or status immediately before the date he or she becomes a Participant or [ii] any enhanced or increased title, duties, responsibilities or status to which the Participant accedes after becoming a Participant;

                  [c]      The assignment to a Participant of duties that are
                  inconsistent with [i] the Participant's office immediately before the date he or she became a Participant or [ii] any more senior office to which the Participant is promoted after becoming a Participant;

                  [d]      During any calendar year ending after the date the
                  Participant becomes a Participant, a 10 percent (or larger) reduction (other than a reduction attributable to any termination of employment for death, Disability or Cause or for any period the Participant is temporarily absent from active employment) in the highest of [i] the Participant's total cash compensation for the preceding calendar year or, if higher, [i] the Participant's total cash compensation for the preceding calendar year but [ii] in both cases, determined without regard to any amounts described in this Plan;

                  [e]      A requirement that a Participant relocate to a
                  principal office or worksite (or accept indefinite assignment) to a location more than 50 miles distant from [i] the principal office or worksite to which the Participant was assigned immediately before the relocation or [ii] any location to which the Participant agreed to be assigned;

                  [f]      The imposition on a Participant of business travel
                  obligations substantially greater than the Participant's business travel obligations during the preceding 12 consecutive calendar months; or

                  [g]      [i] failure to continue in effect any material fringe
                  benefit or compensation plan, retirement or deferred compensation plan, life insurance plan, health and

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                  accident plan or disability plan in which the Participant
                  participated; [ii] modification of any of the plans or programs just described that adversely affects the value of the Participant's benefits under those plans; or [iii] failure to provide the Participant with the same number of paid vacation days to which the Participant was entitled for the immediately preceding calendar year under the terms of the Employer's vacation policy or program. However, Good Reason will not arise under this subsection solely because [iv] the Company terminates or modifies any program solely to comply with applicable law but only to the extent of the change required or [v] a plan or benefit program expires under self-executing terms contained in that plan or benefit program.

OFFICER. Those employees whose compensation is subject to limitation under Code
Section 162(m) as of the last day of any calendar year ending with or within any Performance Cycle.

PARTICIPATION AGREEMENT. The form that the Committee and each Participant must complete within the period described in Section 3.02.

PARTICIPANT. Any Officer designated as a Participant under Section 3.01 who has returned a completed Participation Agreement to the Committee within the period described in Section 3.02.

PERFORMANCE CRITERIA. The criteria established by the Committee as of the beginning of each Performance Cycle and applied at the end of the same Performance Cycle to determine the portion (if any) of the Target Bonus payable under this Plan to any Participant.

PERFORMANCE CYCLE. The period over which the Committee will apply the Performance Criteria to establish the portion (if any) of the Target Bonus payable under this Plan to each Participant.

PLAN. The Bob Evans Farms, Inc. 2002 Incentive Growth Plan.

RELATED ENTITY. [1] an entity related to the Company by application of Code Sections 414(b) and (c), as modified by Code Section 415(h) or [2] an affiliated service group [as defined in Code Section 414(m)] or other organization described in Code Section 414(o) that includes the Company.

RETIREMENT.

         [1]      With respect to a Participant who is a party to a Change in
         Control Agreement, "Retirement" as defined in (and subject to the terms of) that Participant's Change in Control Agreement; or

         [2]      With respect to all Participants, termination of a
         Participant's employment at or after age 55.

SUBSIDIARY. Any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock of that corporation or of the capital or profits interest of a partnership or limited liability company.

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TARGET BONUS. The cash amount that a Participant will receive if he or she fully meets the Performance Criteria established under Section 4.01 as of the beginning of the Performance Cycle. As determined by the Committee, the bonus paid may be larger or smaller than the Target Bonus to the extent that Performance Criteria are exceeded or are partially, but not fully, met during a Performance Cycle. However, no Participant may receive a distribution under this Plan for any Performance Cycle that is larger than $2,000,000.

                                  SECTION 3.00

                                  PARTICIPATION

3.01 DESIGNATION OF PARTICIPANTS. Subject to Section 3.02, all Officers may participate in this Plan. The Committee will send each Participant a Participation Agreement specifying [1] the conditions that must be met if he or she is to receive a bonus at the end of the Performance Cycle and [2] the basis on which that amount will be calculated.

3.02 CONDITIONS OF PARTICIPATION. An Officer may become a Participant for any Performance Cycle only if he or she:

         [1]      Before the beginning of a Performance Cycle, is designated by the Committee as a Participant for that Performance Cycle; and

         [2]      Returns to the Committee a signed Participation Agreement
         within 60 days after receiving that form from the Committee.

                                  SECTION 4.00

                                 ADMINISTRATION

4.01     PERFORMANCE CRITERIA.

         [1]      For each Performance Cycle, the Committee will [a] establish each Participant's Target Bonus and the extent to which a bonus will be paid if established Performance Criteria are exceeded or are partially, but not fully, met, [b] develop the Performance Criteria that will be applied to determine the portion of the Target Bonus that will be paid at the end of the Performance Cycle and [c] establish the Performance Cycle over which Performance Criteria will be measured.

         [2]      In establishing each Participant's Performance Criteria, the
         Committee will consider the relevance of each Participant's assigned duties and responsibilities to factors that preserve and increase the Company's value. These factors will include:

                  [a]      Gross revenues, either throughout the Company or
                  within any specified division or geographic area;

                  [b]      Net income, either throughout the Company or within
                  any specified division or geographic area;

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                  [c]      Gross sales, either throughout the Company or within
                  any specified division or geographic area;

                  [d]      Earnings per Common Share;

                  [e]      New products and lines of revenue;

                  [f]      Customer satisfaction, either throughout the Company
                  or within any specified division or geographic area;

                  [g]      Market share;

                  [h]      Developing and managing relationships with regulatory
                  and other governmental agencies;

                  [i]      Managing claims against the Company or any of its
                  Subsidiaries, including litigation;

                  [j]      The Company's book value or the book value of any
                  designated Subsidiary or division;

                  [k]      The trading value of the Common Shares;

                  [l]      Completion of assigned corporate transactions, such
                  as mergers, acquisitions or divestitures; and

                  [m]      Controlling expenses.

         [3]      The Committee will make appropriate adjustments to reflect:

                  [a]      The effect on any Performance Criteria of any Common
                  Shares dividend or Common Shares split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or similar corporate change. This adjustment to the Performance Criteria will be made [i] to the extent the Performance Criteria is based on Common Shares, [ii] as of the effective date of the event and [iii] for the Performance Cycle in which the event occurs. Also, the Committee will make a similar adjustment to any portion of a Performance Criteria that is not based on Common Shares but which is affected by an event having an effect similar to those just described.

                  [b]      A substantive change in a Participant's job
                  description or assigned duties and responsibilities.

         [4]      Performance Criteria will be established and communicated to each affected Participant in a Participation Agreement no later than the earlier of:

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                  [a]      90 days after the beginning of the applicable
                  Performance Cycle; or

                  [b]      The expiration of 25 percent of the applicable
                  Performance Cycle.

4.02 CERTIFICATION. As of the end of each Performance Cycle, the Committee will certify to the Board the extent to which each Participant has or has not met his or her Performance Criteria and the portion (if any) of the Target Bonus that is to be paid to each Participant.

4.03 ADMINISTRATION. The Committee is responsible for administering the Plan. In addition to the duties described elsewhere in this Plan, the Committee, by majority action, may [1] prescribe, amend and rescind rules and regulations relating to the Plan; [2] provide for conditions deemed necessary or advisable to protect the interests of the Company; and [3] interpret the Plan and supply any missing terms needed to administer the Plan. Determinations, interpretations or other actions made or taken by the Committee under the provisions of this document will be final, binding and conclusive for all purposes and upon all persons.

                                  SECTION 5.00

          EFFECT OF TERMINATION OF EMPLOYMENT DURING PERFORMANCE CYCLE;
                               CHANGE IN CONTROL

5.01 EFFECT OF TERMINATION OF EMPLOYMENT DURING PERFORMANCE CYCLE FOR REASONS OTHER THAN RETIREMENT, DEATH, DISABILITY, GOOD REASON OR WITHOUT CAUSE. Except as provided in Sections 5.02 and 5.03 and under any Participant's Change in Control Agreement, a Participant who terminates employment before the end of a Performance Cycle will forfeit all right to receive any amount under this Plan. However, in all cases a terminated Participant will receive any amounts earned during any Performance Cycle that ended before his or her termination (e.g., if the Committee has not then valued or distributed amounts earned during a Performance Cycle that ended before the Participant terminated).

5.02 EFFECT OF RETIREMENT, DEATH, DISABILITY, TERMINATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE DURING PERFORMANCE CYCLE. Except as provided in a Participant's Change in Control Agreement, a Participant who Retires, dies or becomes Disabled during a Performance Cycle or is terminated by the Company without Cause or terminates employment voluntarily for Good Reason will receive a prorated distribution at the end of the Performance Cycle during which he or she Retired, died, became Disabled, is terminated without Cause or terminates for Good Reason. The amount of this distribution will be calculated at the end of the Performance Cycle by applying the following procedure:

         [1]      As of the end of the Performance Cycle during which the
         affected Participant Retired, died, became Disabled is terminated without Cause or terminates for Good Reason, the Committee will apply the Performance Criteria to measure the portion of the Target Bonus to be distributed. This calculation will be made in the manner described in Section 4.02 and will be made as if the Retired, deceased, Disabled or terminated Participant had remained actively employed throughout the Performance Cycle.

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         [2]      The Committee then will multiply the amount produced under
         Section 5.02[1] by a fraction, the numerator of which is the number of whole calendar months during which the Retired, deceased, Disabled or terminated Participant was actively employed during the Performance Cycle and the denominator of which is the number of whole calendar months in the Performance Cycle.

         [3]      Then, the Committee will direct the Company to distribute the amount calculated in the form and at the time described in Section 6.00 to, as appropriate, the Retired, Disabled or terminated Participant or to the beneficiary of the deceased Participant.

5.03 CHANGE IN CONTROL. Subject to the terms of any Change in Control Agreement, if, within 36 months after a Change in Control:

         [1]      With respect to all Participants, the Plan is terminated and not replaced with a similar program providing comparable benefits and features; or

         [2]      With respect to a Participant who is a party to a Change in
         Control Agreement, an event occurs that generates a change in control payment under that Participant's Change in Control Agreement,

within 30 days after an event described in Section 5.03[1] or [2], the Company will distribute to each affected Participant their Target Bonus for the year in which the Change in Control occurs. This distribution will be made whether or not the Performance Criteria for that period have been met and whether or not the pending Performance Cycle has been completed.

5.04 EFFECT OF CODE SECTION 280G. Subject to a Participant's Change in Control Agreement, if the sum of the payments described in this section and those provided under all other plans, programs or agreements between the Participant and the Company or any Subsidiary constitutes an "excess parachute payment" as defined in Code Section 280G(b)(1), the Company will either:

         [1]      Reimburse the Participant for the amount of any excise tax due under Code Section 4999 (but not for any income taxes or additional excise taxes associated with this initial payment), if this procedure provides the affected Participant with an after-tax amount that is larger than the after-tax amount produced under Section 5.04[2]; or

         [2]      Reduce the amounts paid to the Participant under this Plan so that his or her total "parachute payment" as defined in Code Section 280G(b)(2)(A) under this and all other plans, programs or agreements between the Participant and the Company or Subsidiary will be $1.00 less than the amount that would be an "excess parachute payment," if this procedure provides the Participant with an after-tax amount that is larger than the after-tax amount produced under Section 5.04[1].

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                                  SECTION 6.00

                          FORM AND TIME OF DISTRIBUTION

6.01 DISTRIBUTION. Subject to Sections 6.02 and 8.04, the amount determined by applying the procedures described in Sections 4.00 and 5.00 will be distributed in a single lump sum cash payment no later than 90 days after the end of the applicable Performance Cycle.

6.02 DEFERRAL OF DISTRIBUTION. Each Participant may direct the Company to defer all or any portion of his or her Plan distribution by electing to have that amount [1] credited to his or her account under any nonqualified deferred compensation plan [as defined in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended] maintained by the Company and designated by the Committee or any successor plan and [2] distributed under the terms of that plan. This election must be made in the Participation Agreement that relates to the Performance Cycle during which the deferred amount may be earned. Once filed, this election will be irrevocable.

                                  SECTION 7.00

                 AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

The Board or the Committee may terminate, suspend or amend the Plan at any time without stockholder approval except to the extent prohibited under the terms of the Participant's Change in Control Agreement or to the extent that stockholder approval is required to satisfy applicable requirements imposed by [1] applicable requirements of the Code or [2] any securities exchange on which the Company's securities are listed. Also, no Plan amendment may, without the consent of the affected Participant, adversely affect his or her ability to earn any Target Bonus for which Performance Criteria were established before the amendment, modification or termination of the Plan.

                                  SECTION 8.00

                            MISCELLANEOUS PROVISIONS

8.01 ASSIGNABILITY. Except as provided in Section 8.02, no Participant may transfer, alienate, pledge, hypothecate, transfer or otherwise assign his or her rights to receive a distribution under the Plan to any other person and any attempt to do so will be void.

8.02 BENEFICIARY DESIGNATION. Each Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any amount under the Plan will be paid as provided in Section 5.00. Each designation must be made on a form acceptable to the Committee and will be effective only after it is delivered to the Committee. In the absence of any beneficiary designation, amounts remaining unpaid at the Participant's death will be paid to the deceased Participant's surviving spouse, if any, or otherwise to his or her estate. The Participant (and his or her beneficiary) and not the Company or the Committee is responsible for keeping the Committee apprised of the beneficiary's address. Also, neither the Company nor the Committee is required to search for any beneficiary beyond sending a registered letter to the beneficiary at the latest address given to it by the Participant or beneficiary. Any amount otherwise payable to a beneficiary whom the Committee cannot locate at this address will be forfeited. However, if, within one year of the Participant's death, the

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beneficiary files a claim and establishes that he or she is the deceased
Participant's beneficiary, the Committee will direct the Company to pay (and the Company will pay) any amount that was payable at the death of the Participant. However, no amount will be paid representing the time value of the delayed distribution. If this claim is not filed within one year of the Participant's death, the amount will be forfeited irrevocably.

8.03 NO GUARANTEE OF EMPLOYMENT OR PARTICIPATION. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. Also, [1] receipt of a Target Bonus for any Performance Cycle is no guarantee that a Participant will receive a similar (or any) Target Bonus for any subsequent Performance Cycle and [2] establishment of Performance Criteria for any Performance Cycle is no guarantee that identical or similar criteria will be established for any subsequent Performance Cycle.

8.04 TAX WITHHOLDING. Before distributing any amount under the Plan, the Company will withhold an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements imposed on the amount of any distribution under the Plan.

8.05 INDEMNIFICATION. Each person who is or has been a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is not exclusive and is independent of any other rights of indemnification to which such persons may be entitled under the Company's Code of Regulations, by contract, as a matter of law or otherwise.

8.06 NO LIMITATION ON COMPENSATION. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner not expressly authorized under this document.

8.07 GOVERNING LAW. The Plan, and all agreements under it, will be construed in accordance with and governed by the laws of the State of Ohio.

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8.08     RESOLUTION OF DISPUTES.

         [1]      Any controversy of claim arising out of, or relating to, this
         Plan (other than those arising under Section 5.00 with respect to a Participant who is a party to a Change in Control Agreement when the controversy or claim arises) will be settled by arbitration in the city in which the Participant's principal place of employment with the Company is located or another place the Participant and the Company mutually select immediately before the arbitration. The arbitration will be conducted in accordance with the Rules of the American Arbitration Association, and judgement on the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.

         [2]      If the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Participant is entitled to that payment, the payment will be increased to reflect an interest equivalent for the period of delay, calculated at the prime rate quoted in the Wall Street Journal and in effect as of the date the payment was first due.

         [3]      The costs of arbitration will be borne solely by the person by which they are incurred.

         [4]      Any controversy or claim arising out of, or relating to, any matter within Section 5.03 will:

                  [a]      With respect to a Participant who is a party to a
                  Change in Control Agreement when the controversy or claim arose, be resolved under the terms of the Participant's Change in Control Agreement; or

                  [b]      With respect to a Participant who is not a party to a
                  Change in Control Agreement when the controversy or claim arose, will be resolved as otherwise provided in this section.

8.09 TERM OF PLAN. The Plan will be effective upon its adoption by the Committee, subject to approval by the Board and approval by the affirmative vote of the holders of a majority of the shares of voting stock present in person or represented by proxy at the first annual meeting of stockholders occurring after the Board approves the Plan.

8.10 RELATIONSHIP TO CHANGE IN CONTROL AGREEMENT. Regardless of any implication to the contrary, the Company intends that:

         [1]      Any Target Bonus paid or payable through this Plan will be a
         "bonus" for purposes of any Participant's Change in Control Agreement;

         [2]      If any term, condition or feature of this Plan relates to an item that also is dealt with in the Participant's Change in Control Agreement, [a] the terms of the Change in Control Agreement will apply if those terms provide the Participant a larger benefit than otherwise would have been generated under the terms of the Plan, without regard to this section or [b] the terms of this Plan (other than Section 5.04) will apply if those terms

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         provide the Participant a larger benefit than would have been generated under the terms of the Change in Control Agreement; and

         [3]      Any Target Benefit that is payable subject to a Participant's
         Change in Control Agreement as described in Section 5.03 will be deemed to have been paid through and subject to the Participant's Change in Control Agreement.

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